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                                                                       Exhibit 5



Board of Directors
UBS AG
Bahnhofstrasse 45
8098 Zurich
Switzerland






London, 1 November 2000
33795/157/g/b1025683.doc






REGISTRATION STATEMENT ON FORM S-8 / PAINE WEBBER GROUP INC. EQUITY PLUS PROGRAM

Dear Sirs

We have acted as Swiss counsel to UBS AG, a corporation organized under the laws of Switzerland (the "Company") in connection with the registration statement on Form S-8 of the Company, being filed with the Securities and Exchange Commission on or about November 3, 2000 (the "Registration Statement") and relating to the offering, subject to the terms and conditions of the conditional share capital of article 4e paragraph 3 of the Company's articles of association (the "Conditional Share Capital"), of a maximum of 1,486,200 registered shares of CHF10 par value of the Company (the "Ordinary Shares"), under the Paine Webber Group Inc. Equity Plus Program (the "Plan").

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.
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BAR & KARRER                                                                 -2-
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In arriving at this opinion, we have assumed that no legal action is taken against the resolutions of the Company's extraordinary shareholders' meeting of 7 September 2000 (where the shareholders resolved on the Conditional Share Capital ) within the statutory two month period following said shareholders' meeting.

Upon the basis of the foregoing, we are of the opinion that the Conditional Share Capital has been validly created and the Ordinary Shares when issued and paid for pursuant to the Plan, the Company's articles of association and Swiss corporate law will be validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).

We are members of the Swiss bar and the opinions expressed herein are limited to questions arising under the laws of Switzerland. This opinion is governed by the laws of Switzerland.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.

This opinion is furnished by us, as counsel to the Company, in connection with the filing of the Registration Statement and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission, or relied upon by any other person.

Yours faithfully,



Bar & Karrer